Exhibit 99.1 (Filed herewith)

NEWS RELEASE

Ken Golden

Director, Global Public Relations

Deere & Company

309‑765‑5678

Deere Announces Net Income of $3.253 Billion for Year

•	Net sales increase 4% for fourth quarter and 5% for full year.
•	Construction & Forestry reports higher sales and profit for year.
•	Full-year 2020 forecast calls for net income of $2.7 to $3.1 billion, reflecting uncertainties in our equipment operations.

MOLINE, Illinois (November 27,  2019) — Deere & Company reported net income of $722 million for the fourth quarter ended November 3, 2019, or $2.27 per share, compared with net income of $785 million, or $2.42 per share, for the quarter ended October 28, 2018. For fiscal 2019, net income attributable to Deere & Company was $3.253 billion, or $10.15 per share, compared with $2.368 billion, or $7.24 per share, in 2018.

Worldwide net sales and revenues increased 5 percent in both the fourth quarter and full year of 2019 to $9.896 billion and $39.258 billion, for the respective periods. Net sales of the equipment operations were $8.703 billion for the quarter and $34.886 billion for the year, compared with respective totals of $8.343 billion and $33.351 billion in 2018.

“John Deere’s performance reflected continued uncertainties in the agricultural sector,” said John C. May, chief executive officer. “Lingering trade tensions coupled with a year of difficult growing and harvesting conditions have caused many farmers to become cautious about making major investments in new equipment. Additionally, financial services results have come under pressure due to operating-lease losses. At the same time, general economic conditions have remained favorable. This has supported demand for smaller equipment and led to solid results for Deere’s construction and forestry business, which had a record year for sales and operating profit.”

Company Outlook & Summary

Net income attributable to Deere & Company for fiscal 2020 is forecast to be in a range of $2.7 billion to $3.1 billion.

“Despite present challenges, the longer-term outlook for our businesses remains healthy and points to a promising future for Deere,” May said. “We are particularly encouraged by the adoption of precision technologies and believe we are well-positioned to be a leader in the delivery of smarter, more efficient and sustainable solutions to our customers. At the same time, we are committed to the successful execution of our strategic plan and have initiated a series of measures to create a leaner organizational structure that can operate with more speed and agility. We’re confident these steps will lead to improved efficiencies and help the company focus its resources and investments on areas that have the greatest impact on performance.”

Deere & Company	Fourth Quarter			Full Year
$ in millions	2019	2018	% Change	2019	2018	% Change
Net sales and revenues	$9,896	$9,416	5%	$39,258	$37,358	5%

Net income	$722	$785	-8%	$3,253	$2,368	37%
Fully diluted EPS	$2.27	$2.42		$10.15	$7.24

Net income – adjusted	$681	$748	-9%	$3,185	$3,073	4%
Fully diluted EPS – adjusted	$2.14	$2.30		$9.94	$9.39

Net income in the fourth quarter and full-year 2019 was favorably affected by discrete adjustments to the provision for income taxes, including those related to U.S. tax reform legislation (tax reform). The adjustments related to tax reform were $41 million and $68 million for the respective periods. (Information on non-GAAP financial measures is included in the appendix.) Prior-year results were favorably affected by $37 million in the fourth quarter and unfavorably affected by $705 million for the twelve-month period due to discrete adjustments to the provision for income taxes related to tax reform.

Equipment Operations	Fourth Quarter			Full Year
$ in millions	2019	2018	% Change	2019	2018	% Change
Net sales	$8,703	$8,343	4%	$34,886	$33,351	5%
Operating profit	$788	$862	-9%	$3,721	$3,684	1%

Net income	$631	$514	23%	$2,698	$1,404	92%
Tax reform unfavorable (favorable) discrete adjustments	(41)	72		(65)	1,045
Net income – adjusted	$590	$586	1%	$2,633	$2,449	8%

For a discussion of net sales and operating profit results, see the Agriculture & Turf and Construction & Forestry sections below. Wirtgen results are included for the full year while 2018 contained ten months of Wirtgen activity. The two additional months added about 1 percent to the company’s 2019 net sales. Net income in the fourth quarter and full year of 2019 was favorably affected by discrete adjustments to the provision for income taxes.

Agriculture & Turf	Fourth Quarter			Full Year
$ in millions	2019	2018	% Change	2019	2018	% Change
Net sales	$5,756	$5,605	3%	$23,666	$23,191	2%
Operating profit	$527	$567	-7%	$2,506	$2,816	-11%
Operating margin	9.2%	10.1%		10.6%	12.1%

Agriculture & Turf sales increased for the quarter and full year of 2019 due to price realization and higher shipment volumes, partially offset by the unfavorable effects of currency translation. Operating profit decreased for the quarter and year. The quarter’s decline was primarily due to higher production costs, higher selling, administrative, and general expenses, the unfavorable effects of currency exchange and increased research and development expenses. For the year, operating profit decreased largely due to higher productions costs, the unfavorable effects of currency exchange, increased research and development costs, higher selling, administrative, and general expenses, and a less-favorable sales mix, partially offset by higher shipment volumes. Both periods were positively affected by price realization.

Construction & Forestry	Fourth Quarter			Full Year
$ in millions	2019	2018	% Change	2019	2018	% Change
Net sales	$2,947	$2,738	8%	$11,220	$10,160	10%
Operating profit	$261	$295	-12%	$1,215	$868	40%
Operating margin	8.9%	10.8%		10.8%	8.5%

Construction & Forestry sales were higher for the quarter and year primarily due to higher shipment volumes and price realization, partially offset by the unfavorable effects of currency translation. The inclusion of Wirtgen’s sales for two additional months in 2019 accounted for about 4 percent of the year’s net sales increase. Wirtgen’s operating profit was $67 million for the quarter and $343 million for the full year, compared with $79 million and $116 million for the corresponding periods of 2018. Excluding Wirtgen, the decline in Construction & Forestry results for the quarter was primarily due to higher production costs, increased selling, administrative, and general expenses, and a less-favorable sales mix, partially offset by higher shipment volumes and price realization. Full-year 2019 results, excluding Wirtgen, moved higher as a result of price realization and higher shipment volumes, partially offset by higher production costs and a less-favorable sales mix.

Financial Services	Fourth Quarter			Full Year
$ in millions	2019	2018	% Change	2019	2018	% Change
Net income	$90	$261	-66%	$539	$942	-43%
Tax reform unfavorable (favorable) discrete adjustments		(109)		(3)	(341)	-99%
Net income – adjusted	$90	$152	-41%	$536	$601	-11%

Excluding tax-reform adjustments, the decrease in financial services net income for the quarter and full year of 2019 was mainly due to impairments and higher losses on operating-lease residual values and unfavorable financing spreads, partially offset by income earned on a higher average portfolio. The quarter also benefited from a lower provision for credit losses.

Market Conditions and Outlook (annual)		Currency	Price
$ in millions	Net Sales	Translation	Realization
Agriculture & Turf	-5% to -10%	-1%	+2%
Construction & Forestry	-10% to -15%	-1%	+1%

John Deere Financial	Net Income	$600

Market Conditions & Outlook

Agriculture & Turf. Deere’s worldwide sales of agriculture and turf equipment are forecast to decline 5 to 10 percent for fiscal-year 2020, including a negative currency-translation effect of 1 percent. Industry sales of agricultural equipment in the U.S. and Canada are forecast to be down about 5 percent, driven by lower demand for large equipment. Full-year industry sales in the EU28 member nations are forecast to be approximately flat as are South American industry sales of tractors and combines. Asian sales are forecast to be about the same as the prior year. Industry sales of turf and utility equipment in the U.S. and Canada are expected to be about flat.

Construction & Forestry. Deere’s worldwide sales of construction and forestry equipment are anticipated to be down 10 to 15 percent for 2020, with foreign-currency rates having an unfavorable translation effect of 1 percent. The outlook reflects slowing construction activity as well as the company’s efforts to manage dealer inventory levels. In forestry, global industry sales are expected to be in line with the previous year.

Financial Services. Fiscal-year 2020 net income attributable to Deere & Company for the financial services operations is expected to benefit from lower losses on lease residual values as well as income earned on a higher average portfolio. These items are forecast to be partially offset by a higher provision for credit losses, less-favorable financing spreads, and higher selling and administrative expenses.

John Deere Capital Corporation

The following is disclosed on behalf of the company’s financial services subsidiary, John Deere Capital Corporation (JDCC), in connection with the disclosure requirements applicable to its periodic issuance of debt securities in the public market.

	Fourth Quarter			Full Year
$ in millions	2019	2018	% Change	2019	2018	% Change
Revenue	$785	$668	18%	$2,890	$2,532	14%
Net income	$68	$160	-57%	$419	$799	-48%

Ending portfolio balance				$38,251	$35,643	7%

Net income for the current quarter and full year were lower than for the respective periods of 2018 due to impairments and higher losses on operating-lease residual values, prior-year favorable discrete adjustments to the provision for income taxes associated with tax reform, and unfavorable financing spreads. These factors were partially offset by income from a higher average portfolio.

APPENDIX

DEERE & COMPANY

SUPPLEMENTAL STATEMENT OF CONSOLIDATED INCOME INFORMATION

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(Millions, except per-share amounts)

(Unaudited)

In addition to reporting financial results in conformity with accounting principles generally accepted in the United States (GAAP), the company also discusses non-GAAP measures that exclude adjustments related to tax reform. Net income attributable to Deere & Company and diluted earnings per share measures that exclude this item are not in accordance with nor a substitute for GAAP measures. The company believes that discussion of results excluding this item provides a useful analysis of ongoing operating trends.

The table below provides a reconciliation of the non-GAAP financial measure with the most directly comparable GAAP financial measure for the three months and twelve months ended November 3, 2019 and October 28, 2018.

	Three Months Ended		Twelve Months Ended
	November 3, 2019		November 3, 2019
	Net Income		Net Income
	Attributable to	Diluted	Attributable to	Diluted
	Deere &	Earnings	Deere &	Earnings
	Company	Per Share	Company	Per Share
GAAP measure	$722	$2.27	$3,253	$10.15
Tax reform unfavorable (favorable) discrete adjustments	(41)	(.13)	(68)	(.21)
Non-GAAP measure	$681	$2.14	$3,185	$9.94

	Three Months Ended		Twelve Months Ended
	October 28, 2018		October 28, 2018
	Net Income		Net Income
	Attributable to	Diluted	Attributable to	Diluted
	Deere &	Earnings	Deere &	Earnings
	Company	Per Share	Company	Per Share
GAAP measure	$785	$2.42	$2,368	$7.24
Tax reform unfavorable (favorable) discrete adjustments	(37)	(.12)	705	2.15
Non-GAAP measure	$748	$2.30	$3,073	$9.39

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  Statements under “Company Outlook & Summary,” “Market Conditions & Outlook,” and other forward-looking statements herein that relate to future events, expectations, and trends involve factors that are subject to change, and risks and uncertainties that could cause actual results to differ materially.  Some of these risks and uncertainties could affect particular lines of business, while others could affect all of the company’s businesses.

The company’s agricultural equipment business is subject to a number of uncertainties including the factors that affect farmers’ confidence and financial condition.  These factors include demand for agricultural products, world grain stocks, weather conditions, soil conditions, harvest yields, prices for commodities and livestock, crop and livestock production expenses, availability of transport for crops, trade restrictions and tariffs (e.g., China), global trade agreements (e.g., the United States-Mexico-Canada Agreement), the level of farm product exports (including concerns about genetically modified organisms), the growth and sustainability of non-food uses for some crops (including ethanol and biodiesel production), real estate values, available acreage for farming, the land ownership policies of governments, changes in government farm programs and policies, international reaction to such programs, changes in and effects of crop insurance programs, changes in environmental regulations and their impact on farming practices, animal diseases (e.g., African swine fever) and their effects on poultry, beef and pork consumption and prices and on livestock feed demand, and crop pests and diseases.

Factors affecting the outlook for the company’s turf and utility equipment include consumer confidence, weather conditions, customer profitability, labor supply, consumer borrowing patterns, consumer purchasing preferences, housing starts and supply, infrastructure investment, spending by municipalities and golf courses, and consumable input costs.

Consumer spending patterns, real estate and housing prices, the number of housing starts, interest rates and the levels of public and non-residential construction are important to sales and results of the company’s construction and forestry equipment.  Prices for pulp, paper, lumber and structural panels are important to sales of forestry equipment.

All of the company’s businesses and its results are affected by general economic conditions in the global markets and industries in which the company operates; customer confidence in general economic conditions; government spending and taxing; foreign currency exchange rates and their volatility, especially fluctuations in the value of the U.S. dollar; interest rates (including the availability of IBOR reference rates); inflation and deflation rates; changes in weather patterns; the political and social stability of the global markets in which the company operates; the effects of, or response to, terrorism and security threats; wars and other conflicts; natural disasters; and the spread of major epidemics.

Significant changes in market liquidity conditions, changes in the company’s credit ratings and any failure to comply with financial covenants in credit agreements could impact access to funding and funding costs, which could reduce the company’s earnings and cash flows.  Financial market conditions could also negatively impact customer access to capital for purchases of the company’s products and customer confidence and purchase decisions, borrowing and repayment practices, and the number and size of customer loan delinquencies and defaults.  A debt crisis, in Europe or elsewhere, could negatively impact currencies, global financial markets, social and political stability, funding sources and costs, asset and obligation values, customers, suppliers, demand for equipment, and company operations and results.  The company’s investment management activities could be impaired by changes in the equity, bond and other financial markets, which would negatively affect earnings.

The anticipated withdrawal of the United Kingdom from the European Union and the perceptions as to the impact of the withdrawal may adversely affect business activity, political stability and economic conditions in the United Kingdom, the European Union and elsewhere.  The economic conditions and outlook could be further adversely affected by (i) the uncertainty concerning the timing and terms of the exit, (ii) new or modified trading arrangements between the United Kingdom and other countries, (iii) the risk that one or more other European Union countries could come under increasing pressure to leave the European Union, or (iv) the risk that the euro as the single currency of the Eurozone could cease to exist.  Any of these developments, or the perception that any of these developments are likely to occur, could affect economic growth or business activity in the United Kingdom or the European Union, and could result in the relocation of businesses, cause business interruptions, lead to economic recession or depression, and impact the stability of the financial markets, availability of credit, currency exchange rates, interest rates, financial institutions, and political, financial and monetary systems.  Any of these developments could affect our businesses, liquidity, results of operations and financial position.

Additional factors that could materially affect the company’s operations, access to capital, expenses and results include changes in, uncertainty surrounding and the impact of governmental trade, banking, monetary and fiscal policies, including financial regulatory reform and its effects on the consumer finance industry, derivatives, funding costs and other areas, and governmental programs, policies, tariffs and sanctions in particular jurisdictions or for the benefit of certain industries or sectors; retaliatory actions to such changes in trade, banking, monetary and fiscal policies; actions by central banks; actions by financial and securities regulators; actions by environmental, health and safety regulatory agencies, including those related to engine emissions, carbon and other greenhouse gas emissions, noise and the effects of climate change; changes to GPS radio frequency bands or their permitted uses; changes in labor and immigration regulations; changes to accounting standards; changes in tax rates, estimates, laws and regulations and company actions related thereto; changes to and compliance with privacy regulations; compliance with U.S. and foreign laws when expanding to new markets and otherwise; and actions by other regulatory bodies.

Other factors that could materially affect results include production, design and technological innovations and difficulties, including capacity and supply constraints and prices; the loss of or challenges to intellectual property rights whether through theft, infringement, counterfeiting or otherwise; the availability and prices of strategically sourced materials, components and whole goods; delays or disruptions in the company’s supply chain or the loss of liquidity by suppliers; disruptions of infrastructures that support communications, operations or distribution; the failure of suppliers or the company to comply with laws, regulations and company policy pertaining to employment, human rights, health, safety, the environment, anti-corruption, privacy and data protection and other ethical business practices; events that damage the company’s reputation or brand; significant investigations, claims, lawsuits or other legal proceedings; start-up of new plants and products; the success of new product initiatives; changes in customer product preferences and sales mix; gaps or limitations in rural broadband coverage, capacity and speed needed to support technology solutions; oil and energy prices, supplies and volatility; the availability and cost of freight; actions of competitors in the various industries in which the company competes, particularly price discounting; dealer practices especially as to levels of new and used field inventories; changes in demand and pricing for used equipment and resulting impacts on lease residual values; labor relations and contracts; changes in the ability to attract, train and retain qualified personnel; acquisitions and divestitures of businesses; greater than anticipated transaction costs; the integration of new businesses; the failure or delay in closing or realizing anticipated benefits of acquisitions, joint ventures or divestitures; the implementation of organizational changes; the failure to realize anticipated savings or benefits of cost reduction, productivity, or efficiency efforts; difficulties related to the conversion and implementation of enterprise resource planning systems; security breaches, cybersecurity attacks, technology failures and other disruptions to the company’s and suppliers’ information technology infrastructure; changes in company declared dividends and common stock issuances and repurchases; changes in the level and funding of employee retirement benefits; changes in market values of investment assets, compensation, retirement, discount and mortality rates which impact retirement benefit costs; and significant changes in health care costs.

The liquidity and ongoing profitability of John Deere Capital Corporation and other credit subsidiaries depend largely on timely access to capital in order to meet future cash flow requirements, and to fund operations, costs, and purchases of the company’s products.  If general economic conditions deteriorate or capital markets become more volatile, funding could be unavailable or insufficient.  Additionally, customer confidence levels may result in declines in credit applications and increases in delinquencies and default rates, which could materially impact write-offs and provisions for credit losses.

The company’s outlook is based upon assumptions relating to the factors described above, which are sometimes based upon estimates and data prepared by government agencies.  Such estimates and data are often revised.  The company, except as required by law, undertakes no obligation to update or revise its outlook, whether as a result of new developments or otherwise.  Further information concerning the company and its businesses, including factors that could materially affect the company’s financial results, is included in the company’s other filings with the SEC (including, but not limited to, the factors discussed in Item 1A.  Risk Factors of the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q).

Fourth Quarter 2019 Press Release

(in millions of dollars)

Unaudited

	Three Months Ended			Twelve Months Ended
	November 3	October 28%		November 3	October 28%
	2019	2018	Change	2019	2018	Change
Net sales and revenues:
Agriculture and turf	$5,756	$5,605	+3	$23,666	$23,191	+2
Construction and forestry	2,947	2,738	+8	11,220	10,160	+10
Total net sales	8,703	8,343	+4	34,886	33,351	+5
Financial services	971	851	+14	3,621	3,252	+11
Other revenues	222	222		751	755	-1
Total net sales and revenues	$9,896	$9,416	+5	$39,258	$37,358	+5

Operating profit: *
Agriculture and turf	$527	$567	-7	$2,506	$2,816	-11
Construction and forestry	261	295	-12	1,215	868	+40
Financial services	128	201	-36	694	792	-12
Total operating profit	916	1,063	-14	4,415	4,476	-1
Reconciling items **	(90)	(75)	+20	(310)	(381)	-19
Income taxes	(104)	(203)	-49	(852)	(1,727)	-51
Net income attributable to Deere & Company	$722	$785	-8	$3,253	$2,368	+37

*       Operating profit is income from continuing operations before corporate expenses, certain external interest expense, certain foreign exchange gains and losses, and income taxes. Operating profit of the financial services segment includes the effect of interest expense and foreign exchange gains or losses.

**     Reconciling items are primarily corporate expenses, certain external interest expense, certain foreign exchange gains and losses, pension and postretirement benefit costs excluding the service cost component, and net income attributable to noncontrolling interests.

DEERE & COMPANY

STATEMENT OF CONSOLIDATED INCOME

For the Three Months Ended November 3, 2019 and October 28, 2018

(In millions of dollars and shares except per share amounts) Unaudited

	2019	2018
Net Sales and Revenues
Net sales	$8,703	$8,343
Finance and interest income	956	844
Other income	237	229
Total	9,896	9,416

Costs and Expenses
Cost of sales	6,735	6,381
Research and development expenses	488	470
Selling, administrative and general expenses	945	899
Interest expense	388	322
Other operating expenses	515	365
Total	9,071	8,437

Income of Consolidated Group before Income Taxes	825	979
Provision for income taxes	104	204
Income of Consolidated Group	721	775
Equity in income of unconsolidated affiliates	1	9
Net Income	722	784
Less: Net loss attributable to noncontrolling interests		(1)
Net Income Attributable to Deere & Company	$722	$785

Per Share Data
Basic	$2.30	$2.45
Diluted	$2.27	$2.42

Average Shares Outstanding
Basic	313.9	320.3
Diluted	317.9	324.7

See Condensed Notes to Consolidated Financial Statements.

DEERE & COMPANY

STATEMENT OF CONSOLIDATED INCOME

For the Years Ended November 3, 2019 and October 28, 2018

(In millions of dollars and shares except per share amounts) Unaudited

	2019	2018
Net Sales and Revenues
Net sales	$34,886	$33,351
Finance and interest income	3,493	3,107
Other income	879	900
Total	39,258	37,358

Costs and Expenses
Cost of sales	26,792	25,571
Research and development expenses	1,783	1,658
Selling, administrative and general expenses	3,551	3,455
Interest expense	1,466	1,204
Other operating expenses	1,578	1,399
Total	35,170	33,287

Income of Consolidated Group before Income Taxes	4,088	4,071
Provision for income taxes	852	1,727
Income of Consolidated Group	3,236	2,344
Equity in income of unconsolidated affiliates	21	27
Net Income	3,257	2,371
Less: Net income attributable to noncontrolling interests	4	3
Net Income Attributable to Deere & Company	$3,253	$2,368

Per Share Data
Basic	$10.28	$7.34
Diluted	$10.15	$7.24

Average Shares Outstanding
Basic	316.5	322.6
Diluted	320.6	327.3

See Condensed Notes to Consolidated Financial Statements.

DEERE & COMPANY

CONDENSED CONSOLIDATED BALANCE SHEET

As of November 3, 2019 and October 28, 2018

(In millions of dollars) Unaudited

	2019	2018
Assets
Cash and cash equivalents	$3,857	$3,904
Marketable securities	581	490
Receivables from unconsolidated affiliates	46	22
Trade accounts and notes receivable - net	5,230	5,004
Financing receivables - net	29,195	27,054
Financing receivables securitized - net	4,383	4,022
Other receivables	1,487	1,736
Equipment on operating leases - net	7,567	7,165
Inventories	5,975	6,149
Property and equipment - net	5,973	5,868
Investments in unconsolidated affiliates	215	207
Goodwill	2,917	3,101
Other intangible assets - net	1,380	1,562
Retirement benefits	840	1,298
Deferred income taxes	1,466	808
Other assets	1,899	1,718
Total Assets	$73,011	$70,108

Liabilities and Stockholders’ Equity

Liabilities
Short-term borrowings	$10,784	$11,062
Short-term securitization borrowings	4,321	3,957
Payables to unconsolidated affiliates	142	129
Accounts payable and accrued expenses	9,656	10,111
Deferred income taxes	495	556
Long-term borrowings	30,229	27,237
Retirement benefits and other liabilities	5,953	5,751
Total liabilities	61,580	58,803

Redeemable noncontrolling interest	14	14

Stockholders’ Equity
Total Deere & Company stockholders’ equity	11,413	11,288
Noncontrolling interests	4	3
Total stockholders’ equity	11,417	11,291
Total Liabilities and Stockholders’ Equity	$73,011	$70,108

See Condensed Notes to Consolidated Financial Statements.

DEERE & COMPANY

STATEMENT OF CONSOLIDATED CASH FLOWS

For the Years Ended November 3, 2019 and October 28, 2018

(In millions of dollars) Unaudited

	2019	2018
Cash Flows from Operating Activities
Net income	$3,257	$2,371
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	43	90
Provision for depreciation and amortization	2,019	1,927
Impairment charges	77
Share-based compensation expense	82	84
(Gain) loss on sales of businesses and unconsolidated affiliates	5	(25)
Undistributed earnings of unconsolidated affiliates	9	(26)
Provision (credit) for deferred income taxes	(465)	1,480
Changes in assets and liabilities:
Trade, notes, and financing receivables related to sales	(869)	(1,531)
Inventories	(780)	(1,772)
Accounts payable and accrued expenses	46	722
Accrued income taxes payable/receivable	173	(466)
Retirement benefits	(233)	(1,026)
Other	48	(6)
Net cash provided by operating activities	3,412	1,822

Cash Flows from Investing Activities
Collections of receivables (excluding receivables related to sales)	16,706	15,589
Proceeds from maturities and sales of marketable securities	89	76
Proceeds from sales of equipment on operating leases	1,648	1,483
Proceeds from sales of business and unconsolidated affiliates, net of cash sold	93	156
Cost of receivables acquired (excluding receivables related to sales)	(18,873)	(17,013)
Acquisitions of businesses, net of cash acquired		(5,245)
Purchases of marketable securities	(140)	(133)
Purchases of property and equipment	(1,120)	(896)
Cost of equipment on operating leases acquired	(2,329)	(2,054)
Other	2	(139)
Net cash used for investing activities	(3,924)	(8,176)

Cash Flows from Financing Activities
Increase (decrease) in total short-term borrowings	(917)	473
Proceeds from long-term borrowings	9,986	8,288
Payments of long-term borrowings	(6,426)	(6,245)
Proceeds from issuance of common stock	178	217
Repurchases of common stock	(1,253)	(958)
Dividends paid	(943)	(806)
Other	(116)	(93)
Net cash provided by financing activities	509	876

Effect of Exchange Rate Changes on Cash, Cash Equivalents, and Restricted Cash	(56)	26

Net Decrease in Cash, Cash Equivalents, and Restricted Cash	(59)	(5,452)
Cash, Cash Equivalents, and Restricted Cash at Beginning of Year	4,015	9,467
Cash, Cash Equivalents, and Restricted Cash at End of Year	$3,956	$4,015

See Condensed Notes to Consolidated Financial Statements.

Condensed Notes to Consolidated Financial Statements (Unaudited)

(1)	Dividends declared and paid on a per share basis were as follows:

	Three Months Ended		Twelve Months Ended
	November 3	October 28	November 3	October 28
	2019	2018	2019	2018

Dividends declared	$.76	$.69	$3.04	$2.58
Dividends paid	$.76	$.69	$2.97	$2.49

(2)

The calculation of basic net income per share is based on the average number of shares outstanding. The calculation of diluted net income per share recognizes any dilutive effect of share-based compensation.

(3)

In the first quarter of 2019, the Company adopted Financial Accounting Standards Board Accounting Standards Update (ASU) No. 2016-18, which amends ASC 230, Statement of Cash Flows. The ASU requires that restricted cash be included with cash and cash equivalents in the statement of cash flows. The ASU was adopted on a retrospective basis. The Company’s restricted cash held was as follows in millions of dollars:

	November 3	October 28	October 29
	2019	2018	2017
Equipment operations	$21	$7	$6
Financial services	78	104	126
Total	$99	$111	$132

The equipment operations’ restricted cash relates to miscellaneous operations activities. The financial services’ restricted cash relates to securitization of financing receivables. The restricted cash is recorded in other assets in the consolidated balance sheet.

(4)

The consolidated financial statements represent the consolidation of all Deere & Company’s subsidiaries. In the supplemental consolidating data in Note 5 to the financial statements, “Equipment Operations” include the Company’s agriculture and turf operations and construction and forestry operations with “Financial Services” reflected on the equity basis.

(5) SUPPLEMENTAL CONSOLIDATING DATA
STATEMENT OF INCOME

For the Three Months Ended November 3, 2019 and October 28, 2018

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2019	2018	2019	2018
Net Sales and Revenues
Net sales	$8,703	$8,343
Finance and interest income	40	56	$1,007	$870
Other income	267	244	50	54
Total	9,010	8,643	1,057	924

Costs and Expenses
Cost of sales	6,735	6,381
Research and development expenses	488	470
Selling, administrative and general expenses	840	776	106	125
Interest expense	75	72	323	261
Interest compensation to Financial Services	81	71
Other operating expenses	96	96	498	336
Total	8,315	7,866	927	722

Income of Consolidated Group before Income Taxes	695	777	130	202
Provision (credit) for income taxes	64	263	40	(59)
Income of Consolidated Group	631	514	90	261

Equity in Income of Unconsolidated Subsidiaries and Affiliates
Financial Services	90	261
Other	1	9
Total	91	270
Net Income	722	784	90	261
Less: Net loss attributable to noncontrolling interests		(1)
Net Income Attributable to Deere & Company	$722	$785	$90	$261

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)
STATEMENT OF INCOME

For the Years Ended November 3, 2019 and October 28, 2018

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2019	2018	2019	2018
Net Sales and Revenues
Net sales	$34,886	$33,351
Finance and interest income	118	126	$3,735	$3,311
Other income	881	875	234	249
Total	35,885	34,352	3,969	3,560

Costs and Expenses
Cost of sales	26,793	25,573
Research and development expenses	1,783	1,658
Selling, administrative and general expenses	3,031	2,935	528	528
Interest expense	256	298	1,234	936
Interest compensation to Financial Services	336	300
Other operating expenses	299	315	1,506	1,298
Total	32,498	31,079	3,268	2,762

Income of Consolidated Group before Income Taxes	3,387	3,273	701	798
Provision (credit) for income taxes	689	1,869	163	(142)
Income of Consolidated Group	2,698	1,404	538	940

Equity in Income of Unconsolidated Subsidiaries and Affiliates
Financial Services	539	942	1	2
Other	20	25
Total	559	967	1	2
Net Income	3,257	2,371	539	942
Less: Net income attributable to noncontrolling interests	4	3
Net Income Attributable to Deere & Company	$3,253	$2,368	$539	$942

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)

CONDENSED BALANCE SHEET

As of November 3, 2019 and October 28, 2018

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2019	2018	2019	2018
Assets
Cash and cash equivalents	$3,175	$3,195	$682	$709
Marketable securities	1	8	580	482
Receivables from unconsolidated subsidiaries and affiliates	2,017	1,700
Trade accounts and notes receivable - net	1,482	1,374	5,153	4,906
Financing receivables - net	65	93	29,130	26,961
Financing receivables securitized - net	44	76	4,339	3,946
Other receivables	1,376	1,010	116	776
Equipment on operating leases - net			7,567	7,165
Inventories	5,975	6,149
Property and equipment - net	5,929	5,821	44	47
Investments in unconsolidated subsidiaries and affiliates	5,326	5,231	16	15
Goodwill	2,917	3,101
Other intangible assets - net	1,380	1,562
Retirement benefits	836	1,241	58	57
Deferred income taxes	1,896	1,503	57	69
Other assets	1,158	1,133	741	587
Total Assets	$33,577	$33,197	$48,483	$45,720

Liabilities and Stockholders’ Equity

Liabilities
Short-term borrowings	$987	$1,434	$9,797	$9,628
Short-term securitization borrowings	44	75	4,277	3,882
Payables to unconsolidated subsidiaries and affiliates	142	129	1,970	1,678
Accounts payable and accrued expenses	9,232	9,383	1,836	2,056
Deferred income taxes	414	497	568	823
Long-term borrowings	5,415	4,714	24,814	22,523
Retirement benefits and other liabilities	5,912	5,660	94	91
Total liabilities	22,146	21,892	43,356	40,681

Redeemable noncontrolling interest	14	14

Stockholders’ Equity
Total Deere & Company stockholders’ equity	11,413	11,288	5,127	5,039
Noncontrolling interests	4	3
Total stockholders’ equity	11,417	11,291	5,127	5,039
Total Liabilities and Stockholders’ Equity	$33,577	$33,197	$48,483	$45,720

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)

STATEMENT OF CASH FLOWS

For the Years Ended November 3, 2019 and October 28, 2018

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2019	2018	2019	2018
Cash Flows from Operating Activities
Net income	$3,257	$2,371	$539	$942
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	14	39	29	51
Provision for depreciation and amortization	1,015	974	1,135	1,077
Impairment charges			77
(Gain) loss on sales of businesses and unconsolidated affiliates	5	(25)
Undistributed earnings of unconsolidated subsidiaries and affiliates	(102)	(503)	(2)	(2)
Provision (credit) for deferred income taxes	(222)	1,504	(243)	(24)
Changes in assets and liabilities:
Trade receivables and Equipment Operations' financing receivables	(142)	(239)
Inventories	(102)	(917)
Accounts payable and accrued expenses	13	793	163	120
Accrued income taxes payable/receivable	(355)	103	528	(569)
Retirement benefits	(235)	(985)	2	(41)
Other	54	166	190	88
Net cash provided by operating activities	3,200	3,281	2,418	1,642

Cash Flows from Investing Activities
Collections of receivables (excluding trade and wholesale)			18,190	17,032
Proceeds from maturities and sales of marketable securities	12	11	77	65
Proceeds from sales of equipment on operating leases			1,648	1,483
Proceeds from sales of business and unconsolidated affiliates, net of cash sold	93	156
Cost of receivables acquired (excluding trade and wholesale)			(20,321)	(18,778)
Acquisitions of businesses, net of cash acquired		(5,245)
Purchases of marketable securities	(3)		(137)	(133)
Purchases of property and equipment	(1,118)	(893)	(2)	(3)
Cost of equipment on operating leases acquired			(3,246)	(3,209)
Increase in investment in Financial Services	(8)
Increase in trade and wholesale receivables			(935)	(1,222)
Other	35	17	5	(95)
Net cash used for investing activities	(989)	(5,954)	(4,721)	(4,860)

Cash Flows from Financing Activities
Increase (decrease) in total short-term borrowings	(149)	16	(768)	457
Change in intercompany receivables/payables	(305)	(748)	305	748
Proceeds from long-term borrowings	1,348	149	8,638	8,139
Payments of long-term borrowings	(972)	(163)	(5,454)	(6,082)
Proceeds from issuance of common stock	178	217
Repurchases of common stock	(1,253)	(958)
Capital investment from Equipment Operations			8
Dividends paid	(943)	(806)	(427)	(464)
Other	(79)	(60)	(38)	(32)
Net cash provided by (used for) financing activities	(2,175)	(2,353)	2,264	2,766

Effect of Exchange Rate Changes on Cash, Cash Equivalents, and Restricted Cash	(42)	54	(14)	(28)

Net Decrease in Cash, Cash Equivalents, and Restricted Cash	(6)	(4,972)	(53)	(480)
Cash, Cash Equivalents, and Restricted Cash at Beginning of Year	3,202	8,174	813	1,293
Cash, Cash Equivalents, and Restricted Cash at End of Year	$3,196	$3,202	$760	$813

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.